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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF GLOBALNET, INC.

Name:                             Jurisdiction of Incorporation:
-----                             ------------------------------

GlobalNet. International, Inc.             Delaware

* GlobalNet International, Inc. is a wholly owned subsidiary of GlobalNet. Inc. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of any other subsidiaries of GlobalNet. Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year coveted by this report.






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